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                                                             Exhibit G-1

                                 NANTUCKET ELECTRIC MERGER
                                 MDPU TESTIMONY: JOHN G. COCHRANE
                                 EXHIBIT JGC-4

                                 [Marked to show changes
                                 to the currently approved
                                 terms]

                            PROPOSED AMENDED

                      TERMS OF THE NEES MONEY POOL

1.   (a)   The following Members of the Money Pool (the Pool)
           participate both as contributors and borrowers to the Pool and are divided into two groups based on the order each Group's borrowing needs will be met as provided hereinafter:

     Group I:   Granite State Electric Company
                Massachusetts Electric Company
                The Narragansett Electric Company
                New England Electric Transmission Corporation
                New England Power Company
                New England Power Service Company
                Nantucket Electric Company


     Group II:  New England Hydro-Transmission Electric Company,
                Inc.
                New England Hydro-Transmission Corporation

     (b) The following Members of the Pool participate as contributors only:

                New England Electric System
                New England Energy Incorporated
                New England Hydro Finance Company, Inc.
                Narragansett Energy Resources Corporation

2.         The Pool will be administered by New England Power
           Service Company as Agent.

3. Each Member will determine each day on the basis of cash flow projections the amount of surplus funds it has available for contribution to the Pool (Surplus
           Funds.)

4.   (a)   Each Member will contribute its Surplus Funds to the
           Pool each day.

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     (b)   New England Electric System will not contribute funds
           to the Pool in excess of the amount authorized, from time to time, by its Board of Directors for loans to subsidiaries.

5. Each Member will receive as interest that fraction of the total interest received by the Pool equal to the ratio of the Surplus Funds the Member has contributed to the total Surplus Funds in the Pool. Such interest will be computed on a monthly basis.

6. Each Member may withdraw for operational purposes any of its Surplus Funds at any time without notice.

7. All short-term borrowing needs of Members permitted to borrow from the Pool will be met by Surplus Funds in the Pool to the extent such funds are available.

8.   (a)   On any one day, loans will be made first to satisfy the
           borrowing needs of Group I borrowers who have made a borrowing request that day and borrowing needs of Group II borrowers will be met only after all the Group I borrowers' needs for that day have been met.

     (b)   Among borrowers of the same Group:

           (1) Loans will be made first to the borrower paying the highest rate.

           (2)  Among borrowers paying the same rate:

                (i) loan requirements of $1,000,000 or less will be met first;

                (ii) loans to borrowers with loan requirements of greater than $1,000,000 will be made equally to each borrower until the needs of each is met.

9.   (a)   A borrowing Member who is eligible to issue commercial
           paper will pay interest at a rate equal to the weighted monthly average of the rates on its outstanding commercial paper.

     (b) During any month when a borrowing member with the ability to issue commercial paper has no such commercial paper outstanding, the rate will be the monthly average of the rate for high grade 30-day commercial paper sold through dealers by major corporations as published in the Wall Street Journal. The rate to be used for weekends and holidays will be the next preceding published rate.

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     (c)   Borrowing Members who are not eligible to issue
           commercial paper will pay interest at a rate of 1.08 times the rate described in paragraph (b). In no event will the rate be greater than the monthly average of the Base Lending Rate of the First National Bank of Boston.

10. Loans made by the Pool will be open account advances for periods of less than 12 months, although the Agent may receive upon demand a promissory note evidencing the transaction.

11. All loans made by the Pool are payable on demand by the Agent.

12. All loans made by the Pool may be prepaid by the borrower without penalty.

13. If there are more Surplus Funds in the Pool than are necessary to meet the borrowing needs of the Members, the Agent will invest the excess on behalf of the Pool in:

           (i)        obligations issued or guaranteed by the
                      United States of America;

           (ii) obligations issued or guaranteed by any person controlled or supervised by and acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States;

           (iii) obligations issued or guaranteed by any state or political subdivision thereof, provided that such obligations are rated for investment purposes at not less than "A" by Moody's Investors Service, Inc. or by
                      Standard & Poor's Corporation;

           (iv) commercial paper rated not less than "P-2" by Moody's Investors Service, Inc., or not less than "A-2" by Standard & Poor's Corporation;

           (v) certificates of deposit issued or banker's acceptances drawn on and accepted by commercial bands which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $25,000,000;

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           (vi)       repurchase agreements with any such
                      commercial bank secured by obligations issued or guaranteed by the United States of America or an instrumentality thereof; and

           (vii) such other instruments as are permitted by Massachusetts General Laws Chapter 164, section 17A, and regulations promulgated thereunder.

14. Any Member may terminate its participation in the Pool at any time without notice.